Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-225463 and 333-225466 and Form S-1 No. 333-223738) of our report dated April 14, 2017, relating to the consolidated statements of operations, changes in shareholders’ equity, and cash flows of Nuverra Environmental Solutions, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Nuverra Environmental Solutions, Inc. and subsidiaries’ ability to continue as a going concern), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Hein & Associates LLP

Denver, Colorado
March 12, 2019